EXHIBIT 99.8

FOR IMMEDIATE RELEASE		May 7, 2004
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 1
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	www.pinnaclewest.com

PINNACLE WEST REPORTS 2004 FIRST QUARTER EARNINGS

PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended March 31, 2004, of $30.2 million, or $0.33 per diluted share of common stock. This result compares with net income of $25.3 million, or $0.28 per share, for the comparable quarter a year ago.

The improved results were positively impacted by higher retail sales volumes at Arizona Public Service (APS) due to customer growth and weather, which in 2004 included the hottest March on record. Compared with the first quarter a year ago, electricity consumption by APS retail customers increased 10.3 percent in 2004.

“The rapidly increasing demand for electricity in Arizona underscores the critical importance of staying ahead of the growing energy needs of our customers,” said Chairman Bill Post. “Meeting that challenge requires tenacity and investment.”

In addition to 3.4 percent customer growth (about three times the national average) and weather effects, the quarter-to-quarter comparison also was positively affected by lower regulatory asset amortization. These positive factors were partially offset by a net increase in costs related to placing a new electricity-generating unit into service in mid-2003; and replacement power costs related to unplanned power plant outages.

For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/financials/quarterly/default.html.

Conference Call

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2004 first quarter earnings and recent developments at 12 noon (ET) today, May 7. The webcast can be accessed at www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter reservation number 6629019. A replay of the call also will be available until 12 midnight (ET), Friday, May 14, 2004, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering reservation number 6629019.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9.4 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	March 31,
	2004	2003
Operating Revenues
Regulated electricity segment	$415,464	$379,678
Marketing and trading segment	88,383	116,706
Real estate segment	51,593	40,688
Other revenues	18,929	15,571

Total	574,369	552,643

Operating Expenses
Regulated electricity segment purchased power and fuel	88,611	69,389
Marketing and trading segment purchased power and fuel	67,764	97,608
Operations and maintenance	138,656	133,117
Real estate segment operations	47,690	40,159
Depreciation and amortization	101,504	105,398
Taxes other than income taxes	30,330	28,496
Other expenses	16,443	9,221

Total	490,998	483,388

Operating Income	83,371	69,255

Other
Allowance for equity funds used during construction	2,002	—
Other income	11,412	5,721
Other expense	(5,945)	(4,197)

Total	7,469	1,524

Interest Expense
Interest charges	50,356	47,851
Capitalized interest	(4,911)	(9,979)

Total	45,445	37,872

Income From Continuing Operations Before Income Taxes	45,395	32,907
Income Taxes	15,627	12,754

Income From Continuing Operations	29,768	20,153
Income from Discontinued Operations
Net of Income Tax Expense	388	5,145

Net Income	$30,156	$25,298

Weighted-Average Common Shares Outstanding — Basic	91,294	91,256
Weighted-Average Common Shares Outstanding — Diluted	91,376	91,359
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.33	$0.22
Net Income — Basic	$0.33	$0.28
Income From Continuing Operations — Diluted	$0.33	$0.22
Net Income — Diluted	$0.33	$0.28